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                                                                    EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 2, 1999, appearing in the 1998 Annual Report to Stockholders of Pegasus Systems, Inc., which is incorporated by reference in Pegasus Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedule for the year ended December 31, 1998, which is included in such Annual Report on Form 10-K, when such schedule is read in conjunction with the financial statements referred to in our report. We also consent to the references to us under the heading "Experts" in such Prospectus.



PricewaterhouseCoopers LLP

Dallas, Texas
June 22, 1999